Exhibit 6.2

RoyaltyTraders LLC dba SongVest

VIP Auction Royalty Share Posting Agreement

Thank you for the opportunity to work together, we’re excited to have you on the SongVest platform. It’s our goal to make this an easy and enjoyable experience for your music financing.

Royalty Shares “Test The Waters” Posting Agreement

This Posting Agreement is entered into this date of                                                                                                                    , between RoyaltyTraders LLC dba SongVest of 1053 East Whitaker Mill Rd Suite 115, Raleigh, NC 27604 (“RT”) and                                                                                                                     of                                                                                                                     (“Seller”).

WHEREAS, Seller has indicated interest in selling its Asset to RT;

WHEREAS, Seller desires to test the market to determine the interest and approximate value it may receive from the sale of the Asset to RT;

WHEREAS, RT can provide Seller the opportunity to test the market by allowing the Seller to post information on www.songvest.com (the “SongVest Platform”).

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RT and Seller agree as follows:

1.	Background of the Agreement

Seller is the owner of an interest in certain property, assets, royalties or other payment stream (the “Asset”) and has the authority to test the market for the prospective sale the Asset pursuant to the terms of this Agreement. A full description of the Asset is set forth on Exhibit A attached hereto.

2.	Service. RT authorizes the Seller to utilize a Test The Waters Posting for a potential offering under Tier 2 of Regulation A of the Securities Act on the SongVest Platform. Seller will provide RT sufficient information about the Asset, including its authorship, historical performance of the Asset, and any obligations or encumbrances on the Asset. RT will then create a Test the Waters offering for Seller under which prospective buyers can make non-binding bids on the Asset.

a.	For the purposes of marketing, this will be referred to as a “VIP Auction”, which refers to prospective buyers’ Verification of Interest in Participating in a potential future offering.

3.	Test the Waters Transaction Process

A specific date and time are designated for the beginning and ending dates that potential Buyers may make non-binding offers on the Asset. The SongVest Platform will identify the best price for Buyers to share in the royalties. After completion of the Test The Waters auction, Seller will confirm if they want to move forward into a binding sale with Buyers, which may only occur following qualification of the offering by the Securities and Exchange Commission (“SEC”) (the “Qualified Offering”).

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4.	Term of the Agreement

The term of the Agreement (“Term”) shall begin on the execution date written above and shall expire six months thereafter or on the date that all Assets have either been sold or withdrawn, whichever is earlier.

5.	Hold Harmless

You hereby release, hold harmless and forever discharge RT and its affiliates from and against any and all liabilities, including without limitation, claims, damages, actions, losses, lawsuits, judgments, and/or expenses of any kind or nature, including reasonable attorney’s fees, arising out of or in any way relating to, either directly or indirectly, the sale of the Royalties or use of the SongVest Platform. You further acknowledge that you have been afforded sufficient time and reasonable opportunity to consult with your own legal counsel and financial and tax advisors regarding the sale of the Royalties. You acknowledge that RT is not a law, financial or tax firm and does not, and has not, provided legal, financial or tax advice, services or counsel. This Provision shall survive the termination of this agreement.

6.	Obligations of Parties

a.	Seller’s Obligations and Representations

(i) No Reliance on Financial Assessment

Although Seller may ask RT for its assessment as to the relative value of Seller’s Asset, Seller acknowledges that RT is not a financial services company and that any financial assessments provided are informal in nature and for informational purposes only. Seller shall not rely on RT’s assessments with respect to financial valuations, and RT shall bear no liability with respect to any assessments it may provide to Seller. Seller should consult with their own qualified financial and/or tax professionals.

(ii) Provision of Accurate Information

Seller shall not negligently or willfully provide RT with inaccurate information. Seller shall indemnify RT from all claims related to Seller’s provision of inaccurate or incomplete information. If information provided by Seller is found to be inaccurate, RT may withdraw the Asset(s).

(iii) Sale Price

At the time of, or prior to, execution of the Agreement, Seller shall set a sale price for each Asset. The Sale Price represents the minimum amount that Seller is willing to accept for the Asset. The Sale Price of each Asset is specified in Exhibit A.

(iv) Agreement to Sell

Seller is not obligated to sell Assets through a qualified SEC offering after the Test The Waters auction. If Seller agrees to proceed, then Seller and RT will enter into a new Seller’s agreement for the offering of royalty shares. If Seller chooses not to proceed, Seller will be responsible for paying to RT a one-time research and set-up fee of Two Thousand Dollars (US $2,000).

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(v) Seller Warranties

Seller is the sole owner, agent, fiduciary or trustee of the Asset and has full authority to enter this Agreement and fully and freely convey the Asset. The Asset is free and clear from all encumbrances, liens, mortgages, pledges, production payments and security interests.

(vi) Indemnity

SELLER HEREBY INDEMNIFIES AND AGREES TO HOLD HARMLESS RT, AND ITS OFFICERS, DIRECTORS, SHAREHOLDERS AND EMPLOYEES, AND AFFILIATES FROM AND AGAINST ANY AND ALL LIABILITY, CLAIM, DAMAGE, HARM, COST OR EXPENSE, INCLUDING REASONABLE ATTORNEY’S FEES, THAT RT MAY SUFFER OR INCUR IN THE PERFORMANCE OF LISTING AND/OR SELLING THE ASSET, INCLUDING THE POSTING OF INFORMATION ON THE WEBSITE.

b.	RT’s Obligation

(i) Marketing

RT shall make reasonable efforts to market the Asset(s) to prospective buyers during the time prior to the Test The Waters end date.

7.	Exclusivity

Seller shall not attempt to sell Assets during the Term except as provided for in the Agreement.

If within six months of the expiration of the Agreement Seller transfers ownership of Assets to a buyer who was introduced to the Asset during the Term by RT, Seller shall pay RT a seller’s premium, calculated as described above.

8.	Publicity

(i) License

Seller grants RT and its licensees and/or assignees the right, but not the obligation, to use Seller's name, photograph, likeness, and other biographical data including images related to Seller’s music ("Name and Likeness") for the purpose of advertising, marketing, promoting, publicizing and exploiting any matter related to the Services performed hereunder.

(ii) Test the Waters Legend

Seller affirms that any communication it makes about the posting on the SongVest Platform prior to a Qualified Offering will include the following SEC required legend:

No money or other consideration will be solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the Offering Circular by the SEC. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. Any offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Circular that has been qualified by the SEC.

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(iii) Communications following a Qualified Offering

Seller affirms that for a period of [how long] following qualification by the SEC, participants in the Test The Waters auction will get notified first to purchase their shares prior to the Seller making any general announcement about the Qualified Offering. Seller further affirms that every communication following qualification by the SEC will include an active hyperlink to the Offering Circular on file with the SEC as part of the Qualified Offering.

9. Miscellaneous

Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina and the exclusive venue for any action arising under this Agreement shall be Wake County, North Caroline.

Entirety. This Agreement represents the entire understanding and agreement of the parties and supersedes any prior discussions, negotiations, understandings and agreements with respect hereto.

RT reserves the right to withdraw an Asset from posting at any time.

In Witness whereof, the parties have executed this Agreement as of the day and year first set forth above.

RT:	SELLER:

By:	SELLER
Title: Member of SAJA LLC, manager of RT

Date	Date

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Exhibit A - Test The Waters Auction Details

Description of Asset(s):

Reserve Price: _$________________________________________________

Seller’s Commission: N/A

Additional Costs:

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Next Steps for Auction

Before the auction can begin, we’ll need some additional information from you. Please send the following to your SongVest contact.

●	Publisher details/contact if applicable
●	Label details/contact if applicable
●	Final List of Assets for Auction
●	Preferred Auction Dates
●	W9
●	Banking Details (Bank Name, Account Name, Account Number, Wire Routing Number)
●	Approved images/artwork to use on website
●	Social media handles if you want to be tagged in our posts

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